(letterhead of Beckman, Millman & Sanders, LLP)




                                                                  August 5, 1999


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549


     Re:  Alchemy  Holdings,   Inc.   Registration   Statement  on  Form  S-4  -
          Registration Number 333-52049

Ladies and Gentlemen:

     Reference is made to the filing by Alchemy Holdings, Inc. (the "Company") of a Registration Statement on Form S-4, as amended (the "Registration
Statement"), with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of (a) 4,719,450 shares of the Company's common stock, par value $.001 per share (the "Common Stock") to be issued in connection with the transactions contemplated by the merger agreement to which the Company and Cigarette Racing Team, Inc. ("Cigarette") are parties (the "Merger Agreement"), (b) an aggregate of 2,330,000 shares of Common Stock which underlie various warrants and options held by certain shareholders of Cigarette and (c) 100 shares of Alchemy Preferred Stock, Series A and Series B, respectively.

     As counsel for the Company, we have examined its corporate records, including its Amended Certificate of Incorporation, Restated By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents, as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

     1. The Company is duly organized and validly existing under the laws of the State of Florida.

     2.   The Company is in good standing in the State of Florida.

     3. The shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued in accordance with their terms, as more fully described in the Registration Statement, will be validly issued, fully paid and non-assessable.


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     4.   The Merger will be treated as a tax-free  reorganization as defined in
          Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, (i) no gain or loss will be recognized by the shareholders of Cigarette upon the exchange of their shares of Cigarette Common Stock solely for shares of Alchemy Common Stock pursuant to the Merger, (ii) the basis of the Alchemy Common Stock received by each shareholder of Cigarette in exchange for shares of Cigarette Common Stock will be the same, immediately after the exchange, as the basis of such shareholder's Cigarette Common Stock exchanged therefor, and (iii) the holding period for any Alchemy Common Stock received in exchange for Cigarette Common Stock will include the period during which the Cigarette Common Stock surrendered for exchange was held, provided such stock was held as a capital asset on the date of the exchange.

     We hereby consent to be named in the Registration Statement, the Prospectus and the form of Proxy Statement which constitute parts thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        By: /s/ BECKMAN, MILLMAN & SANDERS, LLP.
                                           -------------------------------------

                                           BECKMAN, MILLMAN & SANDERS, LLP.